CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 372 to Registration Statement No. 333-192858 on Form N-1A of our report dated December 20, 2024, relating to the financial statements and financial highlights of MetLife Core Plus Fund (the “Fund”) a series of The Advisors’ Inner Circle Fund III appearing in the Annual Report on Form N-CSR of the Fund for the year ended October 31, 2024. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are both part of such Registration Statement.

New York, New York

February 28, 2025